Exhibit 10.28

Annex no. 4

to the Lease Agreement of 01.04.2016,

concluded in Gdańsk on 22.11.2021

between:

SKKW SA, with its registered office in Gdańsk (post code: 80-717) ul. Miałki Szlak 52, registered in the National Court Register under KRS number 0000732544, NIP [Tax ID No.]: 5832997845, Regon [Business Statistical No.]: 220483407, share capital: PLN 15,000,000.00, represented by:

Krzysztof Słodkowski - Member of the Management Board,

Krzysztof Wilski - Member of the Management Board,

hereinafter referred to as the Lessor,

and

Unifoil sp. z o.o., with its registered office in Gdansk /post code: 80-717/ ul. Miałki Szlak 52, registered in National Court Register under KRS number 0000000662, NIP [Tax ID No.]: 5832715203, Regon [Business Statistical No.]: 192499708, share capital: PLN 4,056,000.00, represented by:

Jarosław Ciołkowski - Member of the Management Board,

hereinafter referred to as the Lessee

Preamble

Having regard to the fact that Unifoil sp. z o.o. becomes the legal successor of Achilles Polska sp. z o.o., entering into the full scope of its rights and obligations and that it has expressed its will to rent the premises adjacent to it, because of the existing user - Chunxing Poland sp. z o.o., the Parties have decided to conclude an Annex to the Lease Agreement of 01.04.2016, and the following content:

With this Annex § 2 of the above-mentioned Lease Agreement shall receive an additional point 1.3. The content of § 4 point 1, § 5 point 1.2. and point 4, § 7 point 1 I point 2 and § 12 point 2.14. of the Agreement in question. The above-mentioned points are replaced by the following:

§ 2

1.3.	in module nos. 1, 2 and 3:

1.3.1.	warehouse areas with a size of 856.00 m2,

1.3.2.	office and social space with a size of 181.00 m2, including room nos.

A1.04, A1.05, A1.06, A1.07, A1.08, A1.09, A1.10, A1.11, A1.12, A1.13, A1.14, A1.15 and A1.16.

The above rooms are marked on the plan of module nos. 1-3 of hall D and constitute Attachment no. 1 to this Annex. Total leasable area in module nos. 1-3 shall be 1,037 m2 and hereinafter referred to as the “Subject of the Lease”.

§ 4

1.	The Lessee shall pay the Lessor a monthly rent in the following amount:

1.1.	for the rooms specified in § 2 point 1.1. and in § 2 point 1.2., according to the currently applicable rates, provided for in the Lease Agreement along with subsequent changes and indexations; the current amount of rent for the above-mentioned areas is 39,944.45 (in words: thirty-nine thousand nine hundred and forty-four zlotys 45 groszy);

1.2.	from 01.01.2022, for the rooms specified in § 2 point 1.3. at the following rates:

1.2.1.	for the rooms listed in § 2 point 1.3.1. the rate of PLN 17.76 (in words: seventeen zlotys seventy-six groszy) for 1 m2 of the lease area;

1.2.2.	for the rooms listed in § 2 point 1.3.2. rate PLN 27.89 (in words: twenty-seven zlotys and eighty-nine groszy) for 1 m2 of the lease area;

[signature] [signature]	[stamp:] Jarosław Ciołkowski/[signature]/Member of the Management Board

The monthly amount of the rent is the sum of the products respectively of the above specified rates and the appropriate surface area determined on the basis of the provisions of § 2 point 1 of this Agreement.

§ 5

1.2.	other costs related to the maintenance and operation of the Subject of the Lease and the Complex, hereinafter referred to as the “Service charge” in the lump sum specified at PLN 7.24 (in words: seven zlotys and twenty-four groszy) net for 1 m2 of the leased area. The operating fee will be indexed in the manner specified by § 4 point 3 of this Agreement, under the conditions and in the manner specified therein. For the rooms specified by § 2 point 1.3. of this Agreement, the operating fee will be charged from 01.01.2022.

4.	Fees for used utilities will be charged from the date of handing over the Subject of the Lease, according to the indications of the meters measuring the Subject of Lease. The meters shall be secured by the Landlord’s representative, their indications will be reliable for the Lessee’s liability for used utilities. The meter reading will be made by the Lessor at the end of the month. In connection with the provisions of § 12 point 2.14.1., the Parties to this Agreement agree to the direct charging by the Lessor of Chunxing Poland sp. z o.o. for used media in the premises used by it.

§ 7

1.	In order to secure the Lessor’s claims against the Lessee resulting from the provisions of this Agreement, a monetary deposit in the amount of PLN 76,000.00 (in words: seventy-six thousand zlotys zero groszy) is established. Whereby the Lessee pledging to the Lessor, until 02.01.2022, the amount of PLN 34,000.00 (in words: thirty-four thousand zlotys zero groszy), shall be added to the amount of the deposit paid to the Lessee, to the amount mentioned above, resulting from the increase in the area of the lease by the Lessee.

2.	If at any time during the term of this Agreement, the Lessee fails to pay the due amounts for the rent or other fees - including also fees that Chunxing Poland sp. z o.o. will not pay for the used media - the Lessor may use the above deposit to secure its claims. The Landlord has such a right to use the above deposit to satisfy its claims, if it terminates this Agreement, and in the event of termination of the Agreement, if on the day of this event there are or will arise later - related to the Agreement - due and unsatisfied receivables of the Lessor towards the Lessee. The amount of the Lessee’s maximum liability indicated in the amount of the deposit does not constitute the limit of the Lessor’s claims against the Lessee.

§ 12

2.14.	The Lessee shall not, without the written consent of the Lessor:

2.14.1.	make the Subject of the Lease or its parts available to third parties, on the basis of any legal title, for a fee or free of charge; the above does not apply to the sublease of Chunxing Poland sp. z o.o. (NIP [Tax Identification No.]: 5833169754) of rooms specified in § 2 point 1.3. of this Agreement, from 01.01.2022 to 31.12.2022;

2.14.2.	dispose in any way of the rights arising from this Agreement;

2.14.3.	change the type of activity specified in this Agreement performed in the Subject of the Lease, subject to the provisions of point 2.14.1. of this paragraph.

[signature] [signature]	[stamp:] Jarosław Ciołkowski/[signature]/Member
of the Management Board

The remaining paragraphs of the lease Agreement of 01.04.2016, along with subsequent amendments, unchanged by this Annex, remain in force.

This Annex shall be binding on the Parties from the date of signing and has been prepared in two identical copies, one for each of the Parties.

LESSEE		LESSOR

~~Lessor:~~		~~Lessee:~~

[stamp:] Jarosław Ciołkowski		[stamp:] Member of the Management Board
[signature]		[signature]
Member of the Management Board		Krzysztof Słodkowski
[stamp:] Unifoil Sp. z o.o.		[stamp:] Member of the Management Board
80-717 Gdansk, ul. Miałki Szlak 52		[signature]
NIP [Tax ID no.] 583-27-15-203. REGON		Krzysztof Wilski
[Business Statistical No.] 192499708
tel. 58 6836030, BDO 00001060	[stamp:]	SKKW SA ul. Miałki Szlak 52, 80-717 Gdańsk
REGON [Business Statistical No.] 220483407, NIP [Tax Identification No.] 583-299-78-45, tel. 58 305 37 16